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                                                                     EXHIBIT 5.1




                [American Residential Services, Inc. Letterhead]

                                                               November 18, 1998

American Residential Services, Inc.
Post Oak Tower, Suite 725
5051 Westheimer Road
Houston, Texas 77056-5604

Gentlemen:

      In connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by American Residential Services, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 350,000 shares of common stock of the Company, par value $.001 per share ("Common Stock") and associated rights to purchase shares of the Company's Series A Junior Participating Preferred Stock, that may be issued pursuant to the American Residential Services, Inc. Employee Stock Purchase Plan (the "Plan"), certain legal matters in connection with those shares of Common Stock are being passed on for the Company by me. At your request, this opinion is being furnished for filing as Exhibit 5.1 to the Registration Statement.

      In my capacity as General Counsel of the Company, I have examined the Company's Restated Certificate of Incorporation and bylaws, each as amended to date, the Registration Statement, the Plan and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In connection with this opinion, I have relied on certificates of officers of the Company with respect to the accuracy of material factual matters contained on or covered by the certificates referred to above.

      Based on and subject to the foregoing, I am of the opinion that:

           1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

           2. On the issuance of shares of Common Stock pursuant to the provisions of the Plan, those shares of Common Stock will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassesable.

      The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, to the extent applicable.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               /s/ John D. Held

                                               John D. Held